November 22, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Kopin Corporation's Form 8-K dated November 22, 2019, and have the following comments:

1.	We agree with the statements made in paragraph 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in paragraph 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP

Boston, Massachusetts